[LOGO OF THE PROVO GROUP]




November 15, 1996





RE:    THIRD QUARTER 1996 CORRESPONDENCE
       DIVALL INCOME PROPERTIES 3, L.P. (THE "PARTNERSHIP")

Dear Limited Partner:


                         -----------------------------
                         THIRD QUARTER 1996 HIGHLIGHTS

 . Former general partner, GARY J. DIVALL, is currently scheduled to be sentenced on DECEMBER 2, 1996 for his plea of "no contest" to criminal charges brought against him by the Wisconsin Attorney General's Office earlier this year.

 . Former general partner, PAUL E. MAGNUSON, recently pleaded "no-contest" to criminal charges brought against him by the Wisconsin Attorney General's Office earlier this year. A sentencing hearing date has been "tentatively" scheduled for JANUARY 1997.

                         -----------------------------
                  THIRD QUARTER 1996 "DISTRIBUTION" HIGHLIGHTS

 . 10.4% (approx.) annualized return from operations and other sources based on $11,488,000 ("net" remaining initial investment).

 . $479.00 to $315.00 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (April 1992), respectively.

  Distributions are from both cash flow from operations and "net" cash activity from financing and investing activities. (NOTE: ORIGINAL UNITS WERE PURCHASED FOR $1,000/UNIT.)

 . $17.54 per unit (approx.) for the THIRD QUARTER 1996 from both cash flow from operations and "net" cash activity from financing and investing activities.

 . $300,000 "total" amount distributed for the THIRD QUARTER 1996 which was $125,000 more than budgeted, primarily due to catch up rental payments received from a tenant, the release of excess operating reserves, and budgeted delinquencies which did not occur.

--------------------
     1410 Northport Drive
   Madison, Wisconsin 53704

      Post Office Box 2137
Madison, Wisconsin 53701-2137

        608.244.7661
      FAX 608.244.7663
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[LOGO OF THE PROVO GROUP]


DIVALL INCOME PROPERTIES 3, L.P.
November 15, 1996
Page 2


                     -------------------------------------
                 STATEMENTS OF INCOME AND CASH FLOW HIGHLIGHTS


 .   18% increase in OPERATING REVENUES from projections.

 .   10% increase in "TOTAL" EXPENSES from projections.

 .   23% increase in NET INCOME from projections.


 .   $63,000 was released from operating reserves at the quarter ended September
    30, 1996.

 .   Tenant DELINQUENCIES were $26,000 less than budgeted for the quarter.

 .   $21,000 in "catch up" rental and equipment payments were received by the
    Partnership this quarter from a delinquent tenant. (NOTE: See "Property Highlights" below.)

 .   Investigation and Restoration costs were $9,000 more than projected due to the legal costs associated with the upcoming "BOATMEN'S" trial. (Note: This lawsuit's expenses and recoveries are shared with the Partnership's affiliated partnerships.)


                     -------------------------------------
                              PROPERTY HIGHLIGHTS

                                   VACANCIES
                                   ---------

               .   There were no vacancies at September 30, 1996.

                               RENTS RECEIVABLE
                               ----------------

 .   Terratron, Inc., tenant of HARDEE'S restaurants (Oak Creek and St. Francis,
    WI), remained current with its monthly rental payments; however, they are delinquent with their CATCH UP rental payments at September 30, 1996.

 .   (cont'd) The Partnership is currently negotiating with HARDEE'S FOOD
    SYSTEMS, INC. as a prospective tenant for these properties.

    Delinquencies will be cured at the time of closing which is scheduled to occur during the Fourth Quarter of 1996.
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[LOGO OF THE PROVO GROUP]


DIVALL INCOME PROPERTIES 3, L.P.
November 15, 1996
Page 3


                           RENTS RECEIVABLE (CONT'D)
                           -------------------------

 .   Midland Food Systems, tenant of the HARDEE'S restaurant (Wahoo, NE) remained
    $11,000 delinquent with rent, equipment, and sales tax payments at September 30, 1996.

 .   (cont'd) This tenant has been working to cure its delinquencies, as indicated, with payments made to the Partnership during the quarter in the amount of $21,000.

                      -----------------------------------

                            RESTORATION HIGHLIGHTS

 .   Recoveries received during the THIRD QUARTER 1996 totalled $15,000 (approx.)
    for the Partnership.

 .   "Total" recoveries received TO DATE for the Partnership amount to approximately $2,168,000.

 .   The Partnership is negotiating its final settlements with the DiVall
    "PRIVATE" Partnerships.

                      -----------------------------------
                               RETURN OF CAPITAL

The following table has been updated to present the breakdown of distributions since the Partnership's first quarterly distribution, for the period ended September 30, 1990 through September 30, 1996.


================================================================================
                                                 DISTRIBUTION         CAPITAL
                                                 ------------         -------
                                                 ANALYSIS             BALANCE
                                                 --------             -------

 Original Capital Balance                             -             $17,102,520
 Cash Flow From Operations Since Inception       $ 1,223,118              -
 Total Distributions Since Inception              (6,837,983)             -
                                                 -----------

 (Return) of Capital                             $(5,614,865)        (5,614,865)
                                                 ===========        -----------

  "NET" REMAINING INITIAL INVESTMENT
       BY ORIGINAL PARTNERS                           -              $11,487,655
                                                                     ===========
================================================================================

     (NOTE: For a more individualized discussion of return of capital contact
            Investor Relations.)

[LOGO OF THE PROVO GROUP]


DIVALL INCOME PROPERTIES 3, L.P.
November 15, 1996
Page 4



                       --------------------------------

                                ADVISORY BOARD

  The thirteenth Advisory Board meeting was held on October 29 and 30, 1996. The new Board member, Mr. Richard Otte, who replaced Mr. Michael Bloom (whose term expired September 30, 1996), was given a comprehensive orientation of the Partnerships' affairs. Mr. Otte was nominated by the Limited Partners and selected to represent DiVall Insured Income Properties 2, L.P. to serve a two
(2) year term.

  The members carrying over from the prior Board include Mr. Gerhard Zoller representing DiVall Insured Income Fund, L.P., Dr. Albert Eschen representing DiVall Income Properties 3, L.P., and Mr. Todd Witthoeft representing the broker/dealer community.

  For further information regarding the new Advisory Board member, please refer to the enclosed biographical summary.


                       --------------------------------
                              QUESTIONS & ANSWERS

1. HAS THERE BEEN A DECISION MADE REGARDING THE PARTNERSHIP'S LIQUIDATION ALTERNATIVES OR THE POSSIBILITY OF REPOSITIONING ITS ASSETS?

     . As a result of the feedback we received from investors in DiVall Income Properties 3, L.P. (survey results enclosed), it has been recommended that the Partnership be dissolved over the next 1-2 years.

          In the interim, management will continue to work aggressively to maximize the values of the Partnership's asset portfolio.

          WE APPRECIATE THE FEEDBACK WE RECEIVED FROM THE SURVEY. THANK YOU FOR YOUR PARTICIPATION.

2.   WHAT ARE MY "IMMEDIATE" LIQUIDATION OPTIONS FOR INTERESTS IN THE
     PARTNERSHIP?

     . The only option for immediate liquidation of interests, at this time, is through the secondary market. According to current secondary market trading information provided to management, interests in the Partnership are selling between $300-$357 per unit.

          IT IS IMPORTANT TO NOTE THAT PERIODICALLY YOU MAY RECEIVE DIRECT "SOLICITATIONS" OF YOUR INTERESTS BY THIRD PARTIES. WE DO NOT CONTROL NOR SUPPORT THESE SOLICITATION EFFORTS. WE STRONGLY URGE YOU TO THOROUGHLY REVIEW ALL YOUR OPTIONS AND UNDERSTAND EACH SOLICITOR'S MOTIVATION. WE ENCOURAGE YOU TO CONTACT US IF YOU HAVE ANY QUESTIONS ABOUT YOUR INVESTMENT.

[LOGO OF THE PROVO GROUP]

DiVall Income Properties 3, L.P.
November 15, 1996
Page 5


                       --------------------------------
                         QUESTIONS & ANSWERS (CONT'D)


3.   WHEN CAN I EXPECT TO RECEIVE MY SCHEDULE K-1 FOR 1996?

     . Our current schedule for mailing all 1996 Schedule K-1's for your Partnership and its affiliated partnerships is no later than March 14, 1997.

4. WHEN WILL 1996 PER UNIT VALUES BE AVAILABLE FOR MY INVESTMENT IN THE PARTNERSHIP?

     . The Partnership's 1996 "year-end" valuation information is tentatively scheduled to be available by the First Quarter of 1997. We will include this information in our 1996 Annual Reports which we plan to mail by early April 1997.

5.   WHEN CAN I EXPECT MY NEXT DISTRIBUTION MAILING?

     . Your next scheduled distribution correspondence for the Fourth Quarter of 1996 will be mailed on February 14, 1997.


As always, if you have any questions or need additional information, please contact Investor Relations at 1-800-547-7686 or 1-608-244-7661. All written inquiries may be mailed or faxed to our "NEW" location:


                             THE PROVO GROUP, INC.

       Post Office Box 2137                 1410 Northport Drive
       Madison, Wisconsin  53701-2137       Madison, Wisconsin  53704

                              (FAX 608-244-7663)


Sincerely,
THE PROVO GROUP, INC.




By: /s/ Brenda Bloesch                     By: /s/ Kristin Atkinson
   -----------------------------              --------------------------------
   Brenda Bloesch                             Kristin Atkinson
   Director of Investor Relations             V.P. - Finance and Administration

Enclosures

                        DIVALL INCOME PROPERTIES 3 L.P.
                  STATEMENTS OF INCOME AND CASH FLOW CHANGES
              FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 1996

                                                  PROJECTED           ACTUAL           VARIANCE
-------------------------------------------------------------------------------------------------
                                                    3RD                 3RD
                                                  QUARTER             QUARTER           BETTER
                                                  9/30/96             9/30/96           (WORSE)
                                                -----------         -----------       -----------
  OPERATING REVENUES
    Rental income                                 $ 155,471         $   167,149       $    11,678
    Direct financing interest                        20,565              20,566                 1
    Interest income                                  10,168              14,094             3,926
    Recovery of amounts previously
     written off                                          0              18,259            18,259
    Other income                                          0                 222               222
                                                -----------        ------------      ------------
  TOTAL OPERATING REVENUES                        $ 186,204         $   220,290       $    34,086
                                                -----------        ------------      ------------
  OPERATING EXPENSES
    Insurance                                     $   1,266         $     1,181       $        85
    Management fees                                  15,480              15,450                30
    Restoration fees                                      0                 598              (598)
    Overhead allowance                                1,293               1,287                 6
    Advisory Board                                    5,250               4,163             1,087
    Administrative                                    5,967               7,534            (1,567)
    Professional services                               170                 831              (661)
    Auditing                                         12,000               9,525             2,475
    Legal                                               900                 750               150
    Defaulted tenants                                   300                   0               300
                                                -----------        ------------      ------------
  TOTAL OPERATING EXPENSES                        $  42,626         $    41,319       $     1,307
                                                -----------        ------------      ------------
  INVESTIGATION AND RESTORATION EXPENSES          $   1,401         $    10,296       $    (8,895)
                                                -----------        ------------      ------------
  NON-OPERATING EXPENSES
    Depreciation                                  $  29,331         $    29,331       $         0
                                                -----------        ------------      ------------
  TOTAL NON-OPERATING EXPENSES                    $  29,331         $    29,331       $         0
                                                -----------        ------------      ------------
  TOTAL EXPENSES                                  $  73,358         $    80,946       $    (7,588)
                                                -----------        ------------      ------------
  NET INCOME                                      $ 112,846         $   139,344       $    26,498

  OPERATING CASH RECONCILIATION:                                                        VARIANCE
                                                                                     ------------
    Depreciation                                     29,331              29,331                 0
    Recovery of amounts previously written off            0             (18,259)          (18,259)
    (Increase) Decrease in current assets           (38,844)              8,495            47,339
    Increase (Decrease) in current liabilities       31,572              33,243             1,671
    Advance from/(to) future cash flows for
     current distributions                                0                   0                 0
    Decrease in cash reserved for payables          (63,000)                  0            63,000
                                                -----------        ------------      ------------
  Net Cash Provided From Operating
    Activities                                    $  71,905         $   192,154       $   120,249
                                                -----------        ------------      ------------
CASH FLOWS FROM (USED IN) INVESTING
    AND FINANCING ACTIVITIES
    Payments to affiliated partnerships                   0                   0                 0
    Recoveries from former G.P. affiliates                0              14,960            14,960
    Principal received on equipment leases           80,159              81,353             1,194
    Principal payments received on
     notes receivable                                22,952              14,953            (7,999)
                                                -----------        ------------      ------------
  Net Cash Provided from Investing And
    Financing Activities                          $ 103,111         $   111,266       $     8,155
                                                -----------        ------------      ------------
  Total Cash Flow For Quarter                     $ 175,016         $   303,420       $   128,404

  Cash Balance Beginning of Period                  345,120           1,356,940         1,011,820
  Less 2nd quarter distributions paid 8/96         (175,000)         (1,125,000)         (950,000)
  Change in cash reserved for payables
   or distributions                                  63,000                   0           (63,000)
                                               ------------        ------------      ------------
  Cash Balance End of Period                      $ 408,136         $   535,360       $   127,224


  Cash reserved for 3rd quarter L.P.
   distributions                                   (175,000)           (300,000)         (125,000)
  Cash reserved for future distributions                  0                   0                 0
  Cash reserved for payment of payables             (99,000)            (90,000)            9,000
                                                -----------        ------------      ------------
  Unrestricted Cash Balance End of
   Period                                         $ 134,136         $   145,360       $    11,224
                                                ===========        ============      ============
-------------------------------------------------------------------------------------------------
                                                 PROJECTED            ACTUAL           VARIANCE
                                                -------------------------------------------------
 * Quarterly Distribution                         $ 175,000         $   300,000       $   125,000
   Mailing Date                                   11/15/96           (enclosed)           --

 * Refer to distribution letter for detail of quarterly distribution.



PROJECTIONS FOR                                                              ORIGINAL CAPITAL            $17,102,520
DISCUSSION PURPOSES                                                          NET DISTRIBUTION OF
                                                                               CAPITAL SINCE INCEPTION   $ 5,614,865
                                                                                                         -----------
                                                                             CURRENT EQUITY              $11,487,655
                                                                                                         ===========

                                   DIVALL INCOME PROPERTIES 3 LIMITED PARTNERSHIP
                                                1996 PROPERTY SUMMARY
                                           AND RELATED ESTIMATED RECEIPTS

PORTFOLIO (Note 1)
                                            REAL ESTATE                                 EQUIPMENT
                                   ------------------------------    -----------------------------------------------
                                                ANNUAL                                             ANNUAL
                                                 BASE        %        EXPIRATION                   LEASE        %
CONCEPT         LOCATION             COST        RENT      YIELD         DATE          COST       RECEIPTS    RETURN
-------------------------------    ---------    -------    ------    ------------    ---------    --------    ------
APPLEBEE'S      PITTSBURGH, PA       891,333    116,040    13.02%                      290,469                 0.00%
    "                 "                                                                 58,094                 0.00%

DENNY'S         CO SPRINGS, CO       580,183     77,460    13.35%    05/31/97          210,987     53,520     25.37%
DENNY'S         ENGLEWOOD, CO        213,211     35,880    16.83%                      210,976                 0.00%

DENNY'S         SANFORD, FL        1,136,433    140,340    12.35%                      263,720                 0.00%
    "                 "                                                                 79,116                 0.00%

HARDEE'S (3)    ST. FRANCIS, WI    1,194,381    117,000     9.80%    12/31/99 (2)      369,688     74,008     20.02%
    "                 "                                              12/31/99 (2)       84,500     17,852     21.13%

HARDEE'S (3)    OAK CREEK, WI      1,341,906    117,000     8.72%    12/31/99 (2)      482,078    109,622     22.74%
    "                 "                                              12/31/99 (2)      105,488     23,987     22.74%

HARDEE'S        WAHOO, NE            511,616     62,280    13,35%    06/30/97          290,468     59,140     20.36%
-------------------------------    ---------    -------    ------                    ---------    --------    ------
PORTFOLIO TOTALS (7 Properties)    5,869,063    672,000    11,45%                    2,455,573    338,129     13.83%
-------------------------------    ---------    -------    ------                    ---------    --------    ------

                                                                 TOTALS                                  TOTAL % ON
                                             ----------------------------------------------              $11,487,655
                                                                   ANNUAL               %                   EQUITY
CONCEPT         LOCATION                       COST              RECEIPTS            RETURN                 RAISE
-------------------------------              ---------           ---------           ------              -----------
APPLEBEE'S      PITTSBURGH, PA               1,239,896             116,040            9.36%
    "                 "

DENNY'S         CO SPRINGS, CO                 791,159             130,980           16.56%
DENNY'S         ENGLEWOOD, CO                  424,187              35,880            8.46%

DENNY'S         SANFORD, FL                  1,479,269             140,340            9.49%
    "                 "

HARDEE'S (3)    ST. FRANCIS, WI              1,648,569             208,860           12.67%
    "                 "

HARDEE'S (3)    OAK CREEK, WI                1,929,472             250,609           12.99%
    "                 "

HARDEE'S        WAHOO, NE                      802,084             127,420           15.89%
-------------------------------              ---------           ---------           ------                 -----
PORTFOLIO TOTALS (7 Properties)              8,314,636           1,010,129           12.15%                 8.79%
-------------------------------              ---------           ---------           ------                 -----

Note 1: This property summary includes only current property and equipment held by the Partnership.

         Equipment lease receipts shown include a return of capital.

     2: The lease was modified as effective January 1, 1996 amortizing the remaining balance over four years at a rate of 10% per annum.

     3: A one-year lease modification was entered into with this tenant, reducing 1996 base rent by approximately $70,000.

                           BIOGRAPHICAL SUMMARY FOR
                           ------------------------
                                RICHARD W. OTTE
                                ---------------



Current Position: Mr. Otte is in his sixth year as an Editorial Board member and editorial writer for The Volusian, a DeLand, Florida, subsidiary of the News-Journal Corporation in Daytona Beach, Florida.

Experience: Mr. Otte retired in 1988 after 34 years with the Dispatch Printing Co., serving his last eight years as Managing Editor of the Columbus Dispatch and as a member of its Operating Committee. He previously was the executive sports editor of the newspaper in Ohio's capital city. Mr. Otte's 49 years in professional journalism also include news reporting, editing and sports assignments with the Daytona Journal Herald and Springfield News-Sun. He was co-owner of the Daytona Beach Astros professional baseball club in 1979-1980.

Affiliations: Mr. Otte is a Life Member of the National Amateur Athletic Union as well as past president of the Ohio AAU, Ohio Associated Press Society and Ohio AP Sports Writers Association. He was a founder and past president of the Central Ohio Swimming Association.

Personal: Mr. Otte and wife Marjory reside in the Spruce Creek Fly-In Community near Daytona Beach. Both are graduates of Wittenberg University. Mr. Otte was presented the Ohio Associated Press Special Recognition Award in 1986, Wittenberg's Distinguished Graduate Award in 1987 and a Sigma Delta Chi Professional Journalism Society Appreciation Award in 1988.

[LOGO OF PROVO GROUP]

------------------------------------------------------------------------------------------------------------------------------------
                           DIVALL INCOME PROPERTIES 3, L.P. -  INVESTMENT SURVEY RESPONSE SUMMARY SHEET
                           ----------------------------------------------------------------------------

Total Number of DiVall 3 Investors = 1,088                                        Total Number of Divall 3 Investor Responses = 363

Total Number of Units in DiVall 3 = 17,102.52                                     Total Number of DiVall 3 Unit Responses = 4,977.48


                                           Total Investor Response Percentage  33.36%

                                           Total Unit Response Percentage      29.10%

                                                                                                                        Strongly
                                                    Strongly For         For           No Opinion        Against         Against
                                                  Investors Units  Investors Units   Investors Units Investors Units Investors Units
                                                  ---------------  ---------------   --------------- --------------- ---------------
Maximize values for future liquidation.            57.30%  59.47%   23.42%  18.89%   12.67%  13.40%    4.13%   5.59%   2.48%  2.65%

Create additional current liquidity alternatives.  23.69%  20.22%   28.10%  35.46%   30.85%  27.75%   12.12%  10.07%   5.23%  6.51%

Create long-term income and preserve tax
 advantages.                                       25.34%  20.53%   18.18%  19.03%   28.93%  31.62%   15.15%  15.55%  12.40% 13.28%

Grow the portfolio through reinvestment of
 distributions; additional L.P. investment;
 and/or debt financing.                             6.06%   5.09%   12.95%  10.44%   29.48%  24.91%   21.21%  29.36%  30.30% 30.20%


------------------------------------------------------------------------------------------------------------------------------------
